Exhibit 5.1
[Fox Rothschild LLP letterhead]

September 15, 2014

Vicon Industries, Inc.
131 Heartland Boulevard
Edgewood, New York 11717

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), filed on this date by Vicon Industries, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”), to which this opinion letter is attached as an exhibit, for the registration of 607,016 common shares of the Company, $0.01 par value (“Common Shares”), which have been reserved for issuance under the IQinVision, Inc. 2011 Stock Incentive Plan and the IQinVision, Inc. 2001 Stock Incentive Plan (collectively, the “Stock Incentive Plans”) assumed by the Company on August 29, 2014 pursuant to the Agreement and Plan of Merger and Reorganization entered into as of March 28, 2014 by and among the Company, IQinVision, Inc., a California corporation, and VI Merger Sub, Inc., a California corporation and wholly owned subsidiary of the Company.

We have examined the original or a photostatic or certified copy of such documents, records, and other information as we deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the authenticity of each document submitted to us as an original, the conformity to the original document of each document submitted to us as a certified copy of photostatic copy, and the authenticity of the original of each such latter document. In addition, we have assumed, in rendering the opinion set forth below, that any stock certificate evidencing any of the Common Shares registered by this Registration Statement, when issued under the Stock Incentive Plans, will have been duly executed on behalf of the Company and will have been countersigned by the Company’s transfer agent and registered by the Company’s registrar prior to its issuance.

On the basis of our examination mentioned above, subject to the assumptions stated and relying on statements of fact contained in the documents that have examined, we are of the opinion that the Common Shares registered pursuant to the Registration Statement have been duly and validly authorized and reserved for issuance and that upon the issuance of such Common Shares in accordance with the provisions of the Stock Incentive Plans, the Common Shares will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.

This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose or furnished to, quoted to or relied upon by any other person for any purpose without our prior written consent. The opinions set forth above are rendered as of the date of this letter. We assume no obligation to update or supplement any of these opinions to reflect any changes of law or fact that may occur subsequent to the date hereof.

Very truly yours,

/s/ Fox Rothschild LLP

FOX ROTHSCHILD LLP